Turnkey purchase agreement

The parties:

Park 20|20 C.V. Park 20|20 Plantronics C.V.

and

Plantronics B.V.

with regard to the Plantronics Building at 'Park 20|20' office park in Hoofddorp

dated 12 December 2014

CONTENTS

1.	Definitions	4
2.	Transfer of Contract	6
3.	Purchase/Completion of the Building	7
4.	Purchase Price and payment	7
5.	Transfer tax, Value Added Tax, costs	9
6.	Transfer date	10
7.	Payment and settlement	10
8	Description of the transfer obligation	10
9.	Assignment of claims	11
10.	Park management, heat/air conditioning surcharge, parking spaces, and piping systems	11
11.	Characteristics of the Property Sold	12
12.	Guarantees of the Vendor	13
13.	Environment	15
14.	The Vendor's disclosure obligation; the Buyer's examination obligation	16
15.	Plan	16
16.	Buyer construction meeting	16
17.	Drafting the Phase Documents	17
18.	Supervision of the construction	17
19.	Completion/Delivery	18
20.	BREEAM	18
21.	Deposit and bank guarantee	18
22.	Dissolving conditions	19
23.	Loss, damage, expiration	19
24.	Force majeure, risk, insurance policies	20
25.	Failure	20
26.	Previous arrangements/amendments/additions	20
27.	Role of Civil-law Notary and Houthoff Buruma as the party advisor	20
28.	Governing law and jurisdiction	20
29.	Miscellaneous	21

Annexes

Annex 1	Declaration of Intent dated 24 April 2014
Annex 2	Transfer Deed (draft)
Annex 3	Delivery Certificate (draft)
Annex 4	Soundscape 1.0 PvR - Concepts & Ideas dated 20 June 2014, 28 July 2014, and 5 September 2014
Annex 5	Deposit Agreement dated 30 April 2014
Annex 6	Installment Schedule
Annex 7	Plan
Annex 8	Preliminary Design
Annex 9	Final Design (as soon as it is determined)
Annex 10	Constitution of Cooperative Association
Annex 11	Park Management Regulations for 'Park 20|20' office park
Annex 12	Connection Agreement Heating/Air Conditioning/Piping ("CBV")
Annex 13	Technical Specifications Plantronics Office (fixtures)
Annex 14	Soil survey reports
Annex 15	Deposit Agreement Delivery defects (draft)
Annex 16	General terms and conditions of Houthoff Buruma
Annex 17	Diagram of the lot
Annex 18	Technical Descriptions Plantronics Office (shell)
Annex 19	Technical Descriptions of Plantronics parking garage
Annex 20	Calculation method of land price
Annex 21	Demarcation List
Annex 22	Contractor Agreement (will be added as soon as it is signed)
Annex 23	Contractor Documents
Annex 24	Deed for Establishment of Building/Development Rights for Heating/Air Conditioning/CBV piping (draft)
Annex 25	Deed for the Establishment of the Building and Development Rights for Piping System (draft)

Parties:

I.	Park 20|20 C.V., a limited partnership under Dutch law with its operating premises at 10 Reggesingel, 7461 BA Rijssen entered in the Trade Register under number 08185591

II.	Park 20|20 Plantronics C.V., a limited partnership under Dutch law with its operating premises at 10 Reggesingel, 7461 BA Rijssen entered in the Trade Register under number 61109762

(“the Vendor”) and

III.
Plantronics B.V., a private company with limited liability with its registered office in Amsterdam and its operating premises at 140 Scorpius, Building C, 2132 LR Hoofddorp entered in the Trade Register under number 33277402

(“the Buyer”)

Whereas:

A.
Park 20|20 C.V. and the Vendor are the developers of 'Park 20|20' office park located in between the Scorpius and the Taurusavenue in Hoofddorp. 'Park 20|20' office park is an innovative and sustainable regional development in which the principles of “cradle-to-cradle” are applied.

B.     The Vendor shall be entitled to the Parcel and to complete the Building on the Parcel.

C.
Park 20|20 C.V. and the Buyer have conducted negotiations on the purchase of the Property Sold by the Buyer and have concluded the Declaration of Intent to this effect. Park 20|20, the Buyer and the Notary then concluded the Escrow Agreement for the purpose of carrying out the Declaration of Intent.

D.	The Parties agree that Park 20|20 C.V. shall transfer to the Vendor its rights and obligations under the Declaration of Intent and the Escrow Agreement.

E.	The Vendor and the Buyer then reached an agreement on the purchase of the Property Sold by the Vendor and the Completion of the Building subject to the following conditions.

The Parties agree as follows:

1.    Definitions

1.1.    The following definitions shall apply to the Agreement:

Contractual documents:    some of the documents based on which the Vendor expects to conclude the Building Contract consisting of an example of the guarantee conditions from a previous building contract, the guarantee declaration from the contractor based on a previous building contract and the general conditions of contracting for work required by Park 20|20 C.V. a copy of which is enclosed as Annex 23

Contractor: the contractor engaged by the Vendor for completing the Building, this being an enterprise within the VolkerWessels Group

Building Contract: the Building Contract to be concluded between the Contractor and the Vendor based on the Contractual Documents of which, following conclusion, a copy is enclosed as Annex 22 to the Agreement on the understanding that the Vendor may render illegible those parts of the Building Contract containing sensitive information subject to the exclusive assessment by the Vendor.

Deed of Delivery: the required notarial deed prior to delivery of the Parcel by the Vendor to the Buyer in accordance with the draft deed enclosed with the Agreement as Annex 2

Annex: an annex to the Agreement

CD: the Civil Code

Cooperation: 'Park 20|20' office park, a cooperative association with its registered office at Rijssen and its operating premises at 10 Reggesingel, 7461 BA Rijssen entered in the Trade Register under number 52192431

Definitive Measurement:    the Building’s definitive measurement certificate with the associated reports and drawings based on “as built” drawn up in accordance with NEN 2580 stating the number of actually completed square meters gross floor surface

Demarcation List: the list stating in detail what items and associated costs belong to the shell of the Building and what items and associated costs are included in the Building’s fittings enclosed with the Agreement as Annex 21

Escrow Agreement: the Escrow Agreement dated 27/29/30 April 2014     of which a copy is enclosed with the Agreement as Annex 5.

DD: the definitive design of the Building of which a copy shall be enclosed with the Agreement as Annex 9 as soon as the DD has been established

Phase Documents: the Soundscape, the ID and the DD

Building: the office building to be completed on the Parcel by or on behalf of the Vendor with 3,531 square meters gross floor surface of office space, accessory facilities (experience center) including files, storage and technical space according to norm NEN 2580 and with 54 parking spaces in the lower parking garage

Houthoff Buruma: Houthoff Buruma coöperatief U.A. with its registered office in Amsterdam and its operating premises at 50 Gustav Mahlerplein, 1082 MA, Amsterdam

Fitting-out work: all Fitting-out Work and facilities in the Building desired by the Buyer included in the fixed budget     pursuant to Article 4.4

Declaration of intent: the Declaration of intent dated 24 April 2014 of which a copy is enclosed with the Agreement as Annex 1

Purchase price: the purchase price of the Property Sold pursuant to Article 4

Third party account: the third party account, number 21.32.76.453 in the name of Derdengelden Notariaat Houthoff Buruma     Amsterdam, this being an account pursuant to Article 25 of the Notaries Act

Delivery date: the date on which the Deed of Delivery is executed

Master plan: the master plan of 'Park 20|20' office park with site layout this being an annex to the park management conditions applying to 'Park 20|20' office park and enclosed with the Agreement as Annex 11

Additional work: (i) all additional work desired by the Buyer and (ii) all Fitting-out Work desired by the Buyer and facilities in the Building not included in the Fitting-out Work

Notary:    M.C. Aarts, notary of Amsterdam or his deputy or successor (linked to Houthoff Buruma) or one of the other notaries of Houthoff Buruma

Environment permit: the irrevocable environmental permit to be issued by Haarlemmermeer Council for the Completion of the Building

Value Added Tax: the Value Added Tax pursuant to the Value Added Tax Act 1968 at the statutory rate applying on the due date

Completion: the written observation by the Buyer pursuant to     Article 10 of the UACs that the Building has been completed in accordance with the conditions of the Agreement except for the Completion defects

Completion date: the date on which Completion takes place

Completion-Vendor: the Completion of the Property Sold by the Contractor to the Vendor under the Building Contract

Completion-Buyer: the Completion of the Property Sold by the Vendor to the Buyer under this Building Contract

Completion defects: the technical and/or constructional defects observed during the Survey pursuant to Article 9, Paragraphs 7 and 9 of the UACs to be specified in the Completion Report

Surveying: the surveying of the Building by the Buyer for the     purpose of the Completion-Buyer pursuant to Article 9 of the UACs

Transfer tax: the transfer tax calculated over the value of the Parcel serving as the basis increased or reduced in accordance with Legal Transactions (Taxation) Act at the statutory rate applying on the due date

Agreement: this Turnkey Sales Agreement

Party: the Vendor or the Buyer

Parties:    the Vendor and the Buyer

Parcel: the Parcel of land located on the Scorpius, Hoofddorp (currently still unnumbered) forming part of the Parcel entered in the Land Register of Haarlemmermeer Council, section AL, number 2018 measuring 21 ares, 48 centiares or as much more or less in accordance with the land registry measurements as roughly indicated in the drawing enclosed with the Agreement as Annex 17

Planning: the Planning relating to the Completion of the Building of which a copy is enclosed with the Agreement as     Annex 7 including the schedule of decisions

Completion report: the Completion report to be drawn up on the Completion date by the Parties in accordance with the model enclosed as Annex 3

Soundscape: the Soundscape presentations for the Building with the characteristic Soundscape 1.0 PvR - Concepts & Ideas dated 20 June 2014 and the following versions of 28 July and 5 September 2014 of which copies are enclosed with the Agreement as Annex 4

Technical Descriptions: (i) the “Technical Description Plantronics Office (shell)” enclosed with the Agreement as Annex 18, (ii) the “Technical Description of Plantronics Parking Garage” enclosed with the Agreement as Annex 19, and (iii) the “Technical Description Plantronics Office (fixtures)” enclosed with the Agreement as Annex 13 including the associated notes, drawings and building reports

Installment Schedule: the schedule of the installments and due dates of the interim Purchase Price a copy of the draft of which is enclosed with the Agreement as Annex 6

Property Sold: the Parcel and the Building

ID: the interim design of the Building including the known Fitting-out Work at the time of establishing the ID and the site layout with green spaces of which a copy is enclosed with the Agreement as Annex 8 including the addendum "Interim design & technical descriptions dated 27 November 2014"

UACs: the Uniform Administrative Conditions for carrying out the work in 2012 (UACc 2012), which shall not apply to this Agreement unless explicitly agreed otherwise

2.    Transfer of Contract

2.1.    Declaration of Intent

2.1.1.
Park 20|20 shall hereby, by way transfer of contract pursuant to Article 6:159, CD, transfer all the rights and obligations of Park 20|20 C.V. under the Declaration of Intent to the Vendor who shall accept these rights and obligations.

2.1.2.    The Vendor shall hereby provide assistance in the transfer of contract stated in the previous paragraph.

2.2.    Escrow Agreement

2.2.1.
Park 20|20 shall hereby, by way transfer of contract pursuant to Article 6:159, CD, transfer all the rights and obligations of Park 20|20 C.V. under the Escrow Agreement to the Vendor who shall accept these rights and obligations.

2.2.2.    The Buyer and Notary shall hereby provide assistance in the transfer of contract     stated in the previous paragraph.

3.    Purchase/Completion of Building

3.1.	The Vendor shall hereby sell to the Buyer the Property Sold who shall hereby Accept from the Vendor the Property Sold.

3.2.
The Vendor shall be obliged towards the Buyer, who shall accept to deliver to the Buyer the Property Sold on the Completion Date, turnkey, in accordance with the DD, the Technical Descriptions and this Agreement.

3.3.
The Vendor expects that IBB Kondor B.V. shall be engaged as the Contractor. The basic points for the Building Contract are among others, the Contractual Documents. Should the Vendor wish to engage another company as Contractor, then (i) this company should be on an equal footing with IBB Kondor B.V. as regards solvency and liquidity and (ii) the Vendor of this company should stipulate similar guarantees and declarations as included in the Contractual Documents. The Vendor shall also include in the Contractual Documents an explicit reference to Article 38.1 of the General Conditions for the contracting for work required by Park 20|20, such General Conditions in any case forming part of the Building Contract as far as these relate to the guarantees to be provided by the Contractor and that are relevant to the Buyer.

3.4.	The Vendor shall guarantee that the Property Sold fits in with the Master Plan.

4.    Purchase Price and payment

4.1.    Interim Purchase Price

4.1.1.
The interim Purchase Price shall amount to €10,960,000.00 (ten million, nine hundred and sixty thousand euros) excluding Value Added Tax with a price level as at 1 January 2014. The interim Purchase Price shall be based on the gross floor surface of the Building measuring 3,531 square meters and 54 parking spaces.

4.2.    Definitive Purchase Price

4.2.1.
The Vendor and the Buyer shall set the definitive Purchase Price no later than the Completion Date based on the Definitive Measurement Certificate. If the Definitive Measurement Certificate shows that more or less than 3,531 square meters of gross floor surface has been created, the interim Purchase Price shall be increased or reduced based on the amount of €2,613.00 (two thousand, six hundred and thirteen euros) excluding Value Added Tax and with a price level as at 1 January 2014 per square meter of extra or less gross floor surface on the understanding that Haarlemmermeer Council shall charge for a minimum of 3,531 square meters of gross floor surface and the Parcel costs (as defined in Article 4.7 below) shall therefore be calculated over a minimum of 3,531 square meters of gross floor space.

4.2.2.
The Definitive Measurement Certificate shall be drawn up in accordance with NEN 2580. The Vendor has at the Buyer’s request included in the ID a terrace with an outside step on the first and second floors. The floor surface of this terrace and this step shall, based on NEN 2580 (probably) not be included in the Building’s gross floor surface while the gross floor surface of these items in previous designs was included in the Building’s gross floor surface. The Parties therefore agree that if the floor surface of the terrace and the outside step are not included     in the Building’s gross floor surface in accordance with NEN 2580, the definitive Purchase Price shall be calculated as if the gross floor surface of these items were included in the Building’s gross floor surface (the gross floor surface of these items     shall in that case, for calculating the definitive Purchase Price be added to     the Building’s gross floor surface as stated on the Definitive Measurement Certificate).

If the floor surface of the terrace and the outside step are not calculated towards     the Building’s gross floor surface in accordance with NEN 2580 and Haarlemmermeer Council therefore does not charge a purchase sum for that floor surface, the Parcel costs shall be lower but on the understanding that Haarlemmermeer Council shall charge for a minimum total of 3,531 square meters gross floor surface and the Parcel costs shall therefore be calculated over a minimum of 3,531 square meters gross floor space.

4.3.	Indexation of Purchase Price

4.3.1.
The Purchase Price shall from 1 January 2014 be indexed to the planned Completion Date of 15 May 2016 based on the amended monthly price index in accordance with the consumer price index (CPI) series for all households     (2006=100) published by Statistics Netherlands.

The indexed Purchase Price shall be calculated as follows:
The definitive Purchase price pursuant to Article 4.2 x (the price index of the calendar month four calendar months prior to the Completion Date/the price index of the month of September 2013 (i.e., four months before January 2014).

4.3.2.
If and as far as the point of Completion is extended after 15 May 2016 due to facts and circumstances attributed to the Buyer, the indexation shall continue up to the Completion Date to be reset in this case.

4.4.	Budget for Fitting-out work

4.4.1.
The Purchase Price shall include a fixed amount that the Vendor shall pay to the     Buyer for Fitting-out Work. The gross fixed budget for the Fitting-out Work is €1,925,000.00 (one million, nine hundred and twenty-five thousand euros) excluding Value Added Tax and consists of the net fixed amount for the Fitting-out Work of €1,666,666.66 (one million, six hundred and sixty-six thousand euros and sixty-six cents) plus a 5% surcharge for project management and selection procedures carried out by the Vendor plus a 10% surcharge for profit, risk and general costs incurred by the Vendor.

4.4.2.
The Fitting-out Work known at the time of drawing up the ID shall be stated in the ID. The ID shall not therefore include all of the Fitting-out Work. If the Buyer requests Fitting-out Work, the Vendor shall submit the quotation provided by the respective (sub-) contractor or provider for the Buyer’s approval. The Buyer shall be entitled to have the quotation provided by the respective (sub-) contractor or provider checked by an expert to be appointed by the Buyer. The Buyer shall bear the costs of such check. It shall be the Buyer’s exclusive responsibility to ensure     that the Buyer’s approval of the quotation and/or the checking of the quotation by the expert shall be carried out in such a dynamic manner that the Vendor shall still be able to implement the Fitting-out Work required by the Buyer. In order to create transparency as to what costs shall fall under the Fitting-out Work in     accordance with the fixed budget ex Article 4.4.1, the Vendor shall at all times procure an up-to-date (and as far as possible, documented) overview of all costs thereby making as great a distinction as possible between pure (only) Fitting-out Work and the shell-integrated Fitting-out Work.

4.5	Additional work

4.5.1
The fee to be paid by the Buyer for Additional Work shall be set based on an open estimate. All Additional Work shall be agreed in writing. The fee for Additional Work that the Buyer shall owe to the Vendor shall be set based on the price from the (sub-) contractor or provider plus a 5% surcharge for project management and selection procedures carried out by the Vendor plus a 10% surcharge for profit, risk and general costs incurred by the Vendor.

4.5.2.
The Vendor shall only charge General Construction Site Costs with respect to Additional Work if the total price of the Additional Work is more than 10% of the definitive Purchase Price. If the Additional Work is less than 10% of the definitive Purchase Price, this shall not be subject to additional General Construction Site Costs unless the Contractor, on suggestion from the Vendor is able to make a case for the actual extra General Construction Site Costs based on an open estimate.

4.5.3.
If the Buyer requests Additional Work, the Vendor shall submit the quotation provided by the respective (sub-) contractor or provider for the Buyer’s approval. The Buyer shall be entitled to have the quotation provided by the respective (sub-) contractor or provider checked by an expert to be appointed by the Buyer. The Buyer shall bear the costs of such check. It shall be the Buyer’s exclusive responsibility to ensure that the Buyer’s approval of the quotation and/or the checking of the quotation by the expert shall be carried out in such a dynamic manner that the Vendor shall still be able to implement the Fitting-out Work required by the Buyer.

4.6.	Payment in installments

4.6.1.
The Buyer shall pay the Purchase Price to the Vendor depending on the progress     of the construction in installments in accordance with the Installment Schedule. The draft Installment Schedule is enclosed with the Agreement. The Parties shall set the Installment Schedule by no later than the Completion Date; the Additional Work known in that case shall be included in this.

4.6.2.
The first installment of €2,930,000.00 (two million, nine hundred and thirty thousand euros) excluding Value Added Tax shall be due on the Completion Date and shall be paid in the manner provided for in Article 7. The Buyer shall pay the following installments to the Vendor by transfer into a bank account to be provided by the Vendor.

4.6.3.	After the determination of the final Purchase Price in the manner described in Article 4.2 and 4.3 above, the last installment mentioned on the Installment Schedule:

a.	shall be increased by with the difference between the provisional Purchase Price and the final Purchase Price if the final Purchase Price is higher than the provisional Purchase Price; or

b.	shall be reduced by the difference between the provisional Purchase Price and the final Purchase Price if the final Purchase Price is lower than the provisional Purchase Price.

4.7.	Possible increase in the Purchase Price due to the land transfer

4.7.1.
Vendor shall purchase the Land from the Municipality of Haarlemmermeer. The purchase price that Vendor shall owe to the Municipality of Haarlemmermeer in this context and the site preparation costs of Vendor ("Lot Costs") shall be for the account of Buyer and are included in the Purchase Price under the conditions indicated hereunder.

Vendor and Buyer have estimated the Lot Costs to be one million eight hundred ninety-one thousand one hundred seventy-four euro (€1,891,174.00), excluding VAT. This estimate has been determined on the basis of the calculation method attached to the Agreement as Annex 20. This estimate is based, among other things, on (i) the provisional number of square meters of gross floor area of the Building and (ii) the subdivision into square meters of office space and square meters of accessory facilities (experience center) indicated in the Declaration of Intent.
The final Lot Costs shall be calculated in accordance with the calculation method attached as Annex 20 and shall be based, among other things, (i) on the final number of square meters of gross floor area of the Building and (ii) the subdivision determined by the Municipality of Haarlemmermeer into square meters of office space and square meters of accessory facilities (experience center), with the understanding that the Municipality of Haarlemmermeer will invoice a minimum of 3,531 square meters of gross floor area. Vendor shall make every effort to obtain the approval of the Municipality of Haarlemmermeer for the subdivision of the square meters of gross floor area of the Building as mentioned in the Declaration of Intent.
However, should the final Lot Costs calculated in this way be higher or lower than the currently estimated one million eight hundred ninety-one thousand one hundred seventy-four euros (€1,891,174.00), the last installment of the Installment Schedule shall be increased or reduced by the difference between the final Lot Costs calculated in this way and one million eight hundred ninety-one thousand one hundred seventy-four euros (€1,891,174.00).

5.	Transfer tax, Value Added Tax, costs

5.1.	Transfer tax

5.1.1.	The transfer tax (if owed) shall be for the account of Vendor.

5.2.	Value Added Tax

5.2.1.
With regard to the Lot Vendor declares that it is a business in the sense of the Turnover Tax Act 1968, whereby on the Transfer Date the Lot will qualify as a construction site in the sense of Article 11.1.a of the Turnover Tax Act 1968, so that the Value Added Tax will be owed with regard to transfer of the Lot.

5.2.2.	Vendor shall issue to Buyer a separate invoice for the Value Added Tax before the Transfer Deed is executed.

5.2.3.	Where reference is made in the previous two paragraphs to "transfer", only the transfer in the sense of the Turnover Tax Act 1968 is intended.

5.3.	Costs

5.3.1.	The (notarial) costs due on the transfer of the Lot as well as the Value Added Tax owed on it shall be for the account of Buyer.

5.3.2.	Buyer and Vendor shall be responsible for their own consulting costs in connection with the purchase and transfer of the Property Sold.

6.	Transfer Date

6.1.	The Transfer Deed shall be executed in the presence of the Notary Public on April 1, 2015 or earlier or later by as much as Vendor and Buyer stipulate.

7.	Payment and settlement

7.1.
The first installment of the Purchase Price, the Value Added Tax and the settlement of the income and expenses to be notified by Vendor to the Notary Public in good time before the Transfer Date shall be paid - in accordance with these conditions - via the Escrow Account. The Transfer Tax in the matter of the transfer of the Lot - if owed - shall be paid by Vendor also via the Escrow Account.

Before signing the Transfer Deed, Buyer shall be obligated to do whatever is necessary by crediting the Escrow Account, at the latest on the value date corresponding to the Transfer Date. The amount that the Notary Public has in its possession under the Depot Agreement, namely €1,326,160.00, shall be deducted from this owed amount on the Escrow Account, increased by the interest based on Article 4.3 of the Depot Agreement. The amount of the Depot Agreement, increased by the interest, shall therefore be offset against the first installment of the Purchase Price.

7.2.	The income and expenses on the Property Sold shall be for the account of Buyer as of the Transfer Date.

7.3.
With regard to the creditors who - in connection with the correct execution of the purchase and transfer of the Property Sold in accordance with the professional and policy rules applicable to the Notary Public - are to be satisfied out of the Purchase Price, Vendor stipulates the guarantee that their claims will be satisfied directly by the Notary Public out of the Purchase Price and to this end will be transferred from the Escrow Account to their respective bank or postal bank accounts, so that the Notary Public will owe to Vendor itself only the remainder of the Purchase Price. Vendor accepts the determination of the Notary Public as to which of the creditors to be promptly indicated by Vendor fulfill the afore-mentioned criteria and at what amounts. The guarantee shall not cover the remainder to which Vendor is entitled.

Vendor, with regard to what it is entitled to, and the creditors referred to in the previous paragraph, with regard to what each is entitled to, as well as Buyer, are entitled to the disbursement by the Notary Public only when the Notary Public has determined from the public registers that the transfer has occurred pursuant to the provisions of Article 8.1 and that the Notary Public has followed the professional and policy rules applicable to the Notary Public.
Vendor and Buyer are aware that - in connection with this determination - one or more working days will pass between the signature date of the Transfer Deed and the disbursement. The Notary Public shall pay to Vendor the interest on the Purchase Price received by the Notary Public as of the Transfer Date, provided that it is not needed to make payment to a mortgage holder or creditor in connection with the daily interest.

8.	Description of the transfer obligation

8.1.	Vendor shall have the obligation toward Buyer to:

a.	transfer title to the property unconditionally and not subject to any curtailment, dissolution or annulment whatsoever; and

b.	to transfer the Lot free of mortgages and judgments or registrations thereof.

8.2.
If Vendor is obligated to impose on Buyer charges, obligations and/or restrictions, such charges, obligations and/or restrictions shall be imposed on Buyer as of the Transfer Date by way of their explicit acceptance by Buyer in the Transfer Deed. If these provisions contain rights that are to be stipulated on behalf of one or more third parties, such rights must be explicitly stipulated by Vendor by the Transfer Date and accepted by Vendor on behalf of such third parties.

8.3.	The delivery (actual transfer) of the Lot shall take place during the signing of the Transfer Deed in the actual condition the Lot is in at the moment of delivery.

8.4.	Any excess or shortfall affecting the Lot shall not confer any rights to either of the Parties.

8.5.	Vendor must give Buyer and/or its consultants the opportunity to inspect the Lot before signing the Transfer Deed.

8.6.	Vendor and Buyer authorize the Notary Public and all employees of the Notary Public to:

a.	cancel the loans linked by mortgage to the Property Sold, both in order to obtain a deletion and to execute the deletion; and

b.	consult all documents and registers which the Notary Public considers important for executing the purchase of the Property Sold.

8.7.	The Notary Public undertakes towards the Parties to ensure that a copy of the Transfer Deed is registered in the public registers intended for the purpose.

9.	Assignment of claims

9.1.
With this document and under the suspensive condition of the Transfer to Buyer Vendor assigns all claims, and Buyer accepts them herewith under the mentioned suspensive condition, which Vendor may assert now or in the future under any agreements, torts or otherwise with regard to third parties, including but not limited to the predecessor(s) in title of Vendor, the architect(s), the constructor(s), the builder(s), the Contractors, the subcontractor, the installer(s) and/or the supplier(s) of the Property Sold or any part thereof, as well as the rights under bonus clauses, guarantee clauses and guarantee certificates, provided that these claims are not assigned by operation of law as qualitative rights in the sense of Article 6:251 BW [Civil Code] and as long as these rights are assignable without indemnification. The claims to be assigned include for example the warranties granted by (sub-)contractors on the basis of the Contract Documents or similar warranties as set forth in Article 3.3 , and granted by the architect. In case one or more rights set forth in this article are not assigned for any reason whatsoever (or pursuant to the provisions of Article 6:251 BW):

a.	such right(s) is (are) considered to be included in the subject purchase and sale of the Property Sold; and

b.	Vendor must cooperate in the assignment of the respective right upon the first request of Buyer.

9.2.	Buyer shall have the right to implement the assignment of the respective rights only after the transfer of the Property Sold by informing the persons against whom the rights may be exercised.

9.3.	The above-mentioned assignment of claims does not abridge the responsibility of Vendor under this Agreement, in particular but not limited to Article 11, Article 12, and Article 13.5.

10.	Park management, heat/air conditioning surcharge, parking spaces, and piping systems

10.1.
The Cooperation was established for the purpose of the park management at the 'Park 20|20' office park. The statutes of the Cooperation are attached to the Agreement as Annex 10. Furthermore, park management rules were specified by Vendor, the Cooperation and the other owners of the buildings for the owners of the buildings in the 'Park 20|20' office park. A copy of these park management rules are attached to the Agreement as Annex 11.

10.2.	Buyer guarantees the following:

a.	In the Transfer Deed Buyer undertakes to submit a request to the Cooperation for becoming a member of the Cooperation.

b.	Buyer undertakes to fulfill the obligations enumerated in the statutes of the Cooperation and the afore-mentioned park management rules.

c.
Buyer undertakes to enter into a follow-up contract with the operator of the heating/air conditioning fixtures at the latest on the Transfer Date under the conditions and provisions incorporated in the follow-up agreement attached to the Agreement as Annex 12.

d.
The hereditary easements, qualitative obligations, automatic transfer clauses and building and development rights indicated in the afore-mentioned park management rules shall be specified and/or confirmed in the Transfer Deed for the account of Buyer and/or the Lot.

10.3.
Some of the heating-air conditioning fixtures and the central fire-fighting water facilities of the 'Park 20|20' office park are in the Property Sold. A building and development right has been established with regard to these heating/air conditioning fixtures and the central fire-fighting water facilities for the benefit of Dubotechniek Energie Park 20|20 B.V. or De Lage Landen Financial Services B.V. in accordance with the draft document for the establishment of an independent building and development right attached as Annex 24.

10.4.
In and on the Property Sold there are pipes, mains, discharge valves and other accessories that are part of the piping for a gray-water system, an irrigation system and a sewage system. A building and development right for these pipes, mains and discharge valves and other accessories has been created for the benefit of the Cooperation for the establishment of an independent building and development right in accordance with the draft attached as Annex 25.

10.5.	The cost of creating the building and development rights as mentioned under 10.3 and 10.4 above are for the account of Vendor (or the respective builder/developer).

10.6.
The Property Sold includes 54 parking spaces. However, there are approximately 82 parking spaces in the underground parking garage. The approximately 28 parking spaces that do not belong to the Property Sold remain the property of Vendor. Buyer shall therefore be obligated to create a building and development right for the benefit of Vendor - or of an entity designated by Vendor - on the Transfer Date - covering the ownership of approximately 28 parking spaces in the parking garage belonging to the Property Sold.

In the underground parking garage that is part of the Property Sold there is an archive/storage room which shall remain the property of Vendor. Buyer shall therefore be obligated to create a building and development right for the benefit of Vendor - or an entity designated by Vendor - with regard to the ownership of this archive/storage room in the underground parking garage belonging to the Property Sold.
These building and development rights shall be created in accordance with the conditions and provisions incorporated in the Transfer Deed. The cost of creating the building and development rights shall be for the account of Vendor (or the respective builder/developer).

10.7.
Based on the park management rules, the management and maintenance of the underground parking garage that is part of the Property Sold shall be handled by the Cooperation. In this context the Cooperation shall enter into a lease agreement with BB-light concepts for LED lighting in the underground parking garage. This LED lighting shall therefore not become the property of Buyer.

11.       Characteristics of the Property Sold

11.1.	The Property Sold shall be delivered by Vendor as a turnkey project on the Transfer Date. Turnkey shall mean that:

a.	the Property Sold and all other works belonging to the Property Sold are completely and entirely ready for use;

b.	the Building is functioning fully and normally;

c.	all technical facilities of the Property Sold as mentioned in the Technical Specifications are already configured to the extent possible;

d.
if the technical fixtures mentioned above are not yet fully configured because they cannot yet be fully configured, they shall be configured promptly for the account of Vendor as soon as it is possible to do so;

e.	the Property Sold is unlocked and accessible as usual;

f.	the Property Sold satisfies and meets the requirements and regulations imposed by the authorities and/or the utility companies and has all applicable and required permits.

11.2.
The sole responsibility for the completeness and feasibility of the Phase Documents and the Technical Specifications and for any modifications or additions thereto on the basis of the provisions in this Agreement shall rest with Vendor in the sense that Vendor shall not be entitled to any Extra Work or additional payment with regard to materials and/or activities that are necessary for a normal, proper and complete implementation of the Phase Documents and the Technical Specifications and for any modifications or additions thereto on the basis of the provisions in this Agreement, even if the materials/activities are not mentioned in the Phase Documents and the Technical Specifications or any modifications or additions thereto on the basis of the provisions in this Agreement.

11.3.	Vendor shall be authorized to change the Phase Documents or the Technical Specifications without the prior approval of Buyer if:

a.	the modification is reasonably necessary from a technical viewpoint; and

b.	the modification does not diminish the quality in the broadest sense of the word, including the life span of the Building; and

c.	the modification does not have any structural consequences for the Building; and

d.	the modification does not change the architectural aspect of the Building, either inside or outside; and

e.	no environmental permit or modification of the granted Environmental Permit is required; and

f.	the modification does not entail - directly or indirectly -any increase in operating costs, including maintenances or repair costs in the Property Sold or parts thereof.

11.4.
Any modification of the Phase Documents or the Technical Specifications that do not satisfy the provisions of Article 11.3 shall require the approval of Buyer. Buyer may not withhold such approval on unreasonable grounds. Buyer shall be authorized to subject the approval of the Phase Documents and Technical Specifications to other (reasonable) conditions if they do not satisfy the provisions set forth in Article 11.3. When granting or refusing its consent, Buyer shall, in its evaluation, take into account the special life span objectives of Vendor with regard to 'Park 20|20' office park and the principles of Cradle-to-Cradle.

11.5.
Buyer must notify Vendor about whether it approves the modification of the Phase Documents that does not satisfy the conditions set forth in Article 11.3 within ten (10) working days after Vendor's written request (including by e-mail). If Buyer does not notify Vendor within the mentioned period, the approval is considered granted.

11.6.
If the Phase Documents and/or Technical Specifications mention product names, brand names and supplier names and if Vendor wishes to change them in the sense that it wishes to use other product names, brand names and supplier names, Buyer shall grant its approval if the product names, brand names and supplier names are equivalent to those mentioned in the Phase Documents and/or Technical Specifications. If Vendor wishes to change the Phase Documents or the Technical Specifications in the manner described in the previous sentence, it must demonstrate such equivalence to Buyer's satisfaction. The costs of such demonstration and the extra costs, if any, of the product names, brand names and supplier desired by Vendor shall be for the account of Vendor.

11.7.
Vendor may not derive any claims against Buyer from the approval granted by Buyer as set forth in the previous articles, except that Vendor shall then be entitled to implement the modifications as set forth in these articles for its own account and risk, notwithstanding the obligation of Vendor to satisfy any further conditions.

11.8.
During the development of the Building Buyer has the right to ask Vendor to make changes to the Phase Documents and Technical Specifications even after Buyer has approved them. These modifications shall then be qualified as extra work or less work. Vendor shall be obligated to cooperate in such modifications unless Vendor and Buyer reach a comprehensive agreement concerning the costs incurred in connection with the modification and the possible (financial) consequences of an extension of the construction time.

12.	Vendor's guarantees

12.1.	Vendor guarantees that:

a.	Vendor is authorized to transfer the Lot at the time the Transfer Deed is signed;

b.
to date, no regulations have been issued or announced by the authorities in writing regarding the Lot which have not yet been implemented, or which have been implemented by the authorities but have not yet been paid;

c.	to date, no maintenance decisions have been announced or notified by the authorities with regard to the Lot;

d.	no obligations under hire-purchase agreements, options and/or contractual preemption rights concerning the plot exist presently and that none will exist on the signature date of the Transfer Deed;

e.	the Lot will not be encumbered by any lease, will be free from claims and will not be used by third parties without rights or title on the signature date of the Transfer Deed;

f.
there are no other hereditary easements and/or qualitative obligations in the sense of Article 6:252 of the Civil Code and/or automatic transfer provisions and/or restricted rights and/or other encumbrances than those mentioned in the Transfer Deed;

g.	there are no restricted rights (sufferance obligations) as provided for in the Private-Law Obstruction Act;

h.	Vendor is not aware of any public-law restrictions concerning the Property Sold as provided for in the Recognizable Public-Law Restrictions Act;

i.	there is currently no pending lawsuit, binding advice, arbitration or mediation procedure and none has been announced;

j.
there are no facts or circumstances that stand in the way of the use of the Property Sold indicated in Article 14.2.a or of the construction of the Building, and that this will also be the case on the Transfer Date.

k.	Vendor will comply with all obligations towards the Contractors under the Contractor Agreement;

l.	the (sub-)contractors, installers, suppliers and other parties hired by Vendor in constructing the Building will not and/or may not exercise any rights of retention on the Transfer-Buyer date;

m.
Under the agreements Vendor has met and will meet all due obligations with third parties with regard to the construction of the Building on the Transfer-Buyer Date, among which the Municipality of Haarlemmermeer, and that in this matter Buyer is not subject to any obligations other than those mentioned in this Agreement, in either case only to the extent that non-compliance with these obligations does not entail an immediate disadvantage for Buyer;

n.
all permits required for the implementation of the Property Sold (by the authorities), if necessary as a consequence of municipal and other (government) regulations in force at the time of the application for the construction work, including the regulations regarding telecommunications and other utilities have either been granted or will be granted in the near future;

o.
the Building is built in accordance with the permits granted and to be granted, which must be requested by and for the account of Vendor as set forth above, and that the Environmental Permit and the Building satisfies, at the time of the Transfer-Buyer, all municipal and other government regulations in force at the time the application for the respective permit is submitted, including the regulations regarding telecommunications and other utilities;

p.	the Property Sold satisfies all relevant (government) regulations and provisions issued by the utility companies;

q.	the Property Sold can be developed, built on and used in conformity with the provisions in this Agreement;

r.	the management is and will be well-run and sound;

s.
no subsidies have been requested from or granted by the government with regard to the Property Sold as a result of which Buyer must fulfill certain obligations, and that Vendor will not request such subsidies unless Buyer addresses a request to this effect to Vendor, in which case the (application for the) subsidy shall be for the account and risk of Buyer occur;

t.
the Environmental Permit is irrevocable at the time of the Transfer to Buyer, and that whatever has been built based on an invalid Environmental Permit may be handled by having the court invalidate the Environmental Permit in full or in part, and that in a later court verdict it is explicitly decided that based on the Environmental Permit the completed construction work may remain standing and that the municipality is prepared to cooperate in legalizing the construction work;

u.
the Building is accessible to persons after the Transfer via proper infrastructure facilities and that there is an expediting facility adjacent to the room in which the internal expediting facility of the Building is planned. If and to the extent that Vendor still performs (must perform) construction work on adjacent lots at the time of the Transfer, and if this work restricts/hinders the accessibility of the expediting facility, a temporary provisional expediting facility, which requires the prior approval of Buyer, is sufficient. Vendor shall make every effort to ensure that the provisional expediting facility will be operative no longer than is reasonably necessary. Additionally, the infrastructure accessibility to the expediting facility must in either case be final (i.e., the provisional expediting facility shall be closed) on the first of the following dates:

-	if the work on the buildings on adjacent lots has been completed;

-	when the adjacent buildings will be transferred; or

-	five years after the Transfer.

12.2.
Vendor holds Buyer harmless against all claims filed by (sub-)contractors and/or third parties under agreements that Vendor entered into or will enter into with such (sub-)contractors and/or third parties regarding the development and construction of the Building.

12.3.
Buyer shall inform Vendor in writing as soon as possible, but at the latest within 3 months after the creation of a claim as set forth above, about all claims based on the guarantees mentioned in this article.

12.4.	The guarantees mentioned in this article shall not affect the obligations of Vendor during the maintenance periods and other guarantees granted in this Agreement.

13.	Environment

13.1.	The following soil and groundwater tests have been conducted on behalf and for the account of the Municipality of Haarlemmermeer, the results of which have been complied in the following reports:

-	"Soil test 'Hoek Rijnlanderweg/Taurusavenue' in Hoofddorp" dated the 6th of September two thousand seven (6 September 2007) with project number T.07.4949;

-	"Soil and asphalt test 'Parkeerterrain Delphinus'in Hoofddorp" dated the tenth of September two thousand seven (10 September 2007) with project number T.07.4947;

-	"Exploratory soil test 'Taurusavenue (formerly industrial park Beukenhorst-Zuid' in Hoofddorp" dated the twentieth of March of two thousand eight (20 March 2008) with project number T.08.5144;

-	"Exploratory soil test Beukenhorst-Zuid, Lot 4 Taurusavenue in Hoofddorp" dated the nineteenth of November two thousand thirteen (19 November 2013) with project number 21267-4.

13.2.
Grontmij Nederland B.V. has carried out the following exploratory soil test and ground water test on behalf and for the account of the Province North-Holland, the results of which have been compiled in the following report:

-
"Exploratory soil test and ground water test" subtitled "Aansluting N201 op A4 en Beukenhorst-Oost te Haarlemmermeer" dated the twenty-sixth of March two thousand nine (26 March 2009) with project number 265742 and reference number 311601.

13.3.	Buyer has taken note of the contents of the afore-mentioned soil reports. Copies of the soil reports have been attached to the Agreement as Annex 14.

13.4.	Vendor declares in addition that it is not aware:

a.
of any contamination in the soil of the Lot with toxic, chemical and/or other (hazardous) materials to such an extent that it can be expected that this contamination will require decontamination or other measures based on the now applicable environmental legislation and/or environmental jurisdiction;

b.	of any (underground) storage tanks such as oil and septic tanks on the Lot; or

c.	of any asbestos materials or other materials deleterious to the health in the Property Sold.

13.5.	Vendor guarantees that the quality of the soil on the Transfer date to Buyer shall be such that it is not any impediment to the intended use of the Building as mentioned in Article 14.2.a.

14.	The Vendor's disclosure obligation; the Buyer's examination obligation

14.1.
Vendor guarantees that it has disclosed to Buyer all relevant information regarding the Property Sold which must be brought to the attention of Buyer, with the understanding that Vendor does not have to disclose to Buyer facts which are known or should have been known to Buyer based on its investigations.

14.2.	Buyer declares:

a.	that it intends to use the Property Sold as an office building with accessory facilities (experience center) and other accessories; and

b.	that it accepts all encumbrances, obligations and restrictions with regard to the Property Sold under this Agreement.

15.	Plan

15.1.	Vendor and Buyer have jointly approved the Plan. Both Vendor and Buyer will make every effort to implement the Plan.

15.2.
According to the Plan, the startup of the construction is expected to be April 2015 and the aimed-for Transfer Date to Buyer is expected to be 15 May 2016. In order to ensure that the Transfer to Buyer can take place on 15 May 2016, Buyer must make certain decisions on installation work and (possibly) Extra Work. The Plan must therefore be accompanied by a decision diagram. This decision diagram must show the dates on which Buyer must make certain decisions concerning specific parts of the installation work and (possibly) Extra Work. If Buyer does not make the decisions included in the decision diagram promptly, Vendor cannot be held responsible for any resulting delays in the Transfer to Buyer.

15.3.
If the Transfer to Buyer does not take place by 15 May 2016, the Transfer to Buyer shall be postponed until 1 July 2016 at the latest, in which case the provisions of this Agreement shall apply as if the later transfer date were the original Transfer Date. If subsequently the Transfer to Buyer does not take place by 1 July 2016 and if this delay can be attributed to Vendor, Vendor shall owe to Buyer a fine in the amount of €2,000 per day, notwithstanding the possibility of Buyer to also claim damages.

15.4.
In case of a liability of Vendor towards Buyer under the Agreement, the total compensation (under whatever name, including fines and damages) owed by Vendor to Buyer shall not exceed 15% of the total amount of the final Purchase Price and the costs of the Extra Work. The formula for calculating the maximum shall therefore be: 0.15 x (final Purchase Price + costs for Extra Work).

16.	Buyer construction meeting

16.1.
To monitor the progress and quality of the construction of the Building, the Vendor and the Buyer will regularly (at least once every three weeks) meet in a so-called buyer construction meeting. In the buyer construction meeting, the Vendor and the Buyer will each be represented by their respective board members and/or designated replacement and/or by their project managers.

16.2.
The Buyer's construction team consists of all advisers/experts necessary for the construction of an office building. In principle, the advisers/experts from the Vendor's construction team do not attend the buyer construction meetings. If the Buyer has specific questions for the advisers/experts on the Vendor's construction team in relation to the construction of the Building or the Fitting-out activities, the Buyer may request the Vendor in writing to invite the relevant experts from the Vendor's construction team to a buyer construction meeting. The Vendor will then make every effort to ensure that the relevant adviser/expert attends the buyer construction meeting as requested by the Buyer.

17.	Drafting of Phase Documents

17.1.	Drafting of Preliminary Design in Final Design (VO in DO)

17.1.1.
The Buyer has approved the VO and the Technical Descriptions. The Vendor will draft the VO in the DO and, insofar as this is necessary, adjust the Technical Descriptions in the DO. The DO requires the written approval of the Buyer. The Buyer can only withhold approval of the DO if and insofar as the DO is in violation of the Technical Descriptions (insofar as the established VO does not deviate from these) and/or the established VO. If and insofar as the Technical Descriptions change as a result of the drafting of the VO in the DO, these changed Technical Descriptions will form part of the DO to be approved by the Buyer.

17.1.2.
The Buyer will express himself in writing regarding the DO within 15 working days of receipt of the DO. If the Buyer withholds approval of the DO, the Buyer will do so in writing and will substantiate this decision. If the Buyer has not informed the Vendor of his decision within 15 days of receipt of the DO, then the approval is considered to have been granted. Following the approval of the DO, the VO and previous design documents are deemed to have been incorporated in the DO.

17.2.	Design of green areas

17.2.1.
The Buyer is aware of the public nature of the 'Park 20|20' office park and of the fact that the Plot cannot be physically closed off from the rest of the office park, as also further described in the park management provisions (Appendix 11) and the Deed of Delivery. However, the Buyer has indicated that he wants to prevent the area around the Building, not including the foot paths, from being intensively used by third parties wherever possible. That is why, in the design of the green areas around the Building, the Vendor will take into account the Buyer's wish to prevent disruption and, through the design, guarantee the Buyer some degree of privacy, as has been established in the VO (site plan with green areas).

17.3.	Contents of Phase Documents

17.3.1.
The Phase Documents in any case include the status quo when it comes to technology, finances, specification, quality and planning. Without the approval of a Phase Document, the next phase cannot be implemented.

17.3.2.	In the drafting and/or changing of the Phase Documents, the Parties will monitor the (possible) consequences for obtaining the BREEAM certificate.

17.4.	Disputes

17.4.1.
If, based on the provisions defined above, the Buyer needs to grant specific approval and the Buyer refuses to grant this approval for reasons that the Vendor does not agree with, then the Vendor has the right to submit the refusal to grant approval to three experts, who will provide a binding advice regarding the right or wrong refusal of the approval.

17.4.2.
If the Vendor wishes to submit the withheld approval to the three experts, the Vendor will inform the Buyer about this in writing. In this case, if the Buyer and the Vendor fail to reach an agreement about the approval by the Buyer within five working days, the Vendor and the Buyer will each appoint an expert within five working days, and both designated experts will together appoint a third expert within five working days.

17.4.3.
If one of the Parties does not appoint an expert as stated in the previous paragraph, or if both designated experts fail to appoint a third expert within the term stated in the previous paragraph, the expert(s) still required will be appointed at the request of one of the Parties by the Court of Amsterdam, cantonal court sector.

17.4.4.
The experts shall have access to all information that the experts consider useful or essential. The experts shall decide by a majority vote. The experts shall inform the Vendor and the Buyer of their advice in writing within ten (10) working days of their appointment. They will also determine which Party will bear the costs of the advice. The advice is binding for the Vendor and the Buyer.

18.	Supervising the construction

18.1.
The Buyer may seek advice from an expert such as a construction consultant at his own expense. The Buyer may replace the expert at any time through a written announcement of this addressed to the expert and the Vendor, stating the new expert to be appointed. The expert is in turn authorized to seek the support of third party advisers/experts. All reports of the buyer construction meetings and the Vendor construction meetings will immediately be provided to the Buyer and/or the expert. The Vendor will provide these reports in Dutch.

18.2.
The Vendor will ensure that the expert, or the third party appointed by the expert during the construction of the Building, is given the opportunity to access the construction site during working hours and to carry out inspections in order to properly perform his task. Both the expert and the third party appointed by the expert must comply with the safety requirements of the Vendor, as specified by the appointed supervisor such as the head of the construction site or the chief foreman of the Contractor, that apply to the construction site. The expert will in no way relieve the Vendor of any responsibility for further developments and construction of the Building.

19.	Completion/Delivery

19.1.
The Buyer Delivery will take place in accordance with the provisions of paragraphs 9 and 10, sections 1 and 2 of the UAV [Uniform Administrative Conditions], with the provision that "contractor" refers to the Vendor and "client" and/or "board" refers to the Buyer, and the provisions of Article 3.2.

19.2.
The Buyer Delivery will take place pursuant to the provisions of this Agreement. The Vendor Delivery will take place pursuant to the provisions of the Building Contract and the Construction Documents. The Vendor and the Buyer shall make every effort to ensure that the Vendor Delivery and the Buyer Delivery take place on the same day (at the same time). The Vendor will include any Delivery Faults in the inspection list for the official report of delivery for the Vendor Delivery.

19.3.	The Buyer will grant the approval as referred to in paragraph 9 of the UAV through a signature of approval of the Official Report of Delivery.

19.4.
The Parties have agreed a maintenance term as referred to in paragraph 11 of the UAV of 6 months for the construction part of the Building and 12 months for the technical installations. During the maintenance term, the defects and failures observed in the Buyer Delivery as well as during the maintenance term will be resolved as soon as possible by or on behalf of the Vendor, but in any case within 15 working days after observing the relevant defect or failure. The term of 15 working days is extended by the time for which the delivery of the construction materials and/or services required in order to resolve the issue stagnates due to external circumstances. The Vendor will indemnify the Buyer for claims by third parties pursuant to agreements that the Vendor concludes with these third parties in relation to the activities to be carried out by the Vendor during the maintenance term.

19.5.	Without prejudice to the other provisions in this Agreement, the Vendor will no longer be liable for failures to the Property Sold from the day on which the Buyer Delivery takes place.

19.6.
In order to increase the guarantee of recovery of the Delivery Defects by the Vendor, the Buyer is entitled to deposit part of the Purchase Price in the amount of the estimated costs of recovery of the Delivery Defects, as specified in the Official Report of Delivery, in a third party account managed by the notary. The conditions and provisions of this deposit will be set out in a Deposit Agreement in accordance with the model of the Deposit Agreement that is attached to the Agreement as Appendix 15.

20.	BREEAM

20.1.
In the Declaration of Intent, the Parties have agreed that the Building, upon delivery, shall meet the requirements for a BREEAM certificate with a score of "excellent". The Parties have further explored whether a LEED certificate with a score of "platinum" could be obtained for the Building as an alternative. The Parties have concluded that a LEED certificate with a score of "platinum" is not a feasible alternative.

20.2.
On the Delivery Date, the Vendor will provide the Buyer with the BREEAM design certificate in relation to the Building. The Buyer is aware that (i) the BREEAM delivery certificate can only be obtained once the Buyer has fully completed his construction activities and has moved into the Building and (ii) obtaining the BREEAM delivery certificate is (partly) dependent on the installation activities that the Buyer is carrying out in the Building, the materials that the Buyer uses for the installation and the Buyer's use of the Building. The Parties therefore undertake to each make every effort to ensure that the BREEAM delivery certificate can be delivered to the Buyer no later than one year after the Delivery Date.

21.	Deposit and Bank Guarantee

21.1.
In the Declaration of Intent, the Parties have agreed that the Buyer must deposit an amount in the sum of ten percent (10%) of the provisional Purchase Price with the Notary. The Buyer has met this obligation, which is shown by the Deposit Agreement. The terms and conditions and provisions of the Deposit Agreement will remain applicable to the deposit. This deposit will be deducted from the first installment of the Purchase Price on the Delivery Date, as stated in Article 7.1.

21.2.
As a guarantee for the fulfillment of his obligations, on the Delivery Date the Buyer will provide the Vendor with a written bank guarantee for an amount of ten percent (10%) of the provisional Purchase Price minus the first term as stated on the Payment Schedule, therefore an amount of €803,000.00 (€10,960,000.00 minus €2,930,000.00 = €8,030,000.00 x 10%) and with ten percent (10%) of the compensation for the Additional Work, the extent of which will at that point be known, plus sales tax.

The bank guarantee must in any case:

a.	be unconditional and last until at least three months after the intended Delivery Date;

b.
be issued to the Vendor by a credit institution or an insurance company with a license as referred to under the Financial Supervision Act or by a well-known foreign bank with a good reputation, at the sole discretion of the Vendor; and

c.	contain the clause that at the first request, and without any further requirements, the Vendor will be paid the amount of the bank guarantee of the Vendor.
The bank guarantee ends the additional payment of the last installment as stated on the Payment Schedule, regardless of whether part of that last installment is paid by deposit in accordance with Article 19.6.
The ultimate text of the bank guarantee must be approved by the Vendor in writing.
The amount of the bank guarantee will be reduced each time during the construction period, in accordance with the installments of the Purchase Price that have been paid.

22.	Dissolving conditions

22.1.	The Agreement is concluded under the binding conditions that:

a.	the Environmental License is not granted on the Delivery Date at the latest and the Vendor relies on this dissolving condition; and/or

b.
there is an obligation on the Delivery Date to offer the Property Sold to the municipality, the province or the State of the Netherlands based on the Municipal Preferential Rights Act, unless the Parties have agreed otherwise in writing.

22.2.	If a dissolving condition is fulfilled, this will be back-dated between the Parties up to the point at which the Agreement was concluded.

23.	Loss, damage, expiration

23.1.
If the Property Sold are fully or partially lost before the Delivery Date or if they are in any way substantially damaged by a circumstance that cannot be attributed to the Buyer, the Buyer can dissolve the Agreement through written notice thereof to the Vendor.

23.2.
The Vendor must notify the Buyer immediate of any damage to the Property Sold as referred to in Article 23.1. For 20 working days from the date of receipt of a written notification as referred to in the sentence above, the Buyer has the right to dissolve this Agreement through a written notification as referred to in Article 23.1, unless the Buyer is unable to determine within that term whether the Vendor has a claim against an insurer or third parties as referred to in Article 23.5.b, in which case the term can be extended by 20 working days by the Buyer through a written notification to the Vendor.

23.3.
During the term referred to in Article 23.2, the Vendor will provide the Buyer or the Buyer's employees and advisers with access to all correspondence from or to and agreements with the insurance companies involved, and other relevant documents of these insurance companies.

23.4.	At the end of the term referred to in Article 23.2, the Buyer's right to dissolve this Agreement will expire.

23.5.	If this Agreement is not dissolved as a result of the provisions of Article 23.1 because the Buyer has failed to provide the required notice of dissolution (in good time), as provided by that article:

a.	the Property Sold are delivered in the condition in which it is on the Delivery Date; and

b.
the Vendor will transfer all rights to the Buyer that can be exerted against any insurance company and others on whatever legal grounds, insofar as these rights are related to the compensation of damage done to the Property Sold.

24.	Force majeure, risk, insurance policies

24.1.
If a Party is unable to fully meet his obligations, within the foreseeable future, as a result of a failure that cannot be attributed to him (force majeure), the purchase will be dissolved following a written statement from the other Party to that effect. An exception is made if the seriousness or the nature of the failure does not warrant the dissolution of the Agreement and the consequences thereof.

24.2.
The risk of the Plot will transfer from the Vendor to the Buyer on signing the Deed of Delivery, without prejudice to the Contractor's obligation to keep the Plot insured during the entire construction of the Building based on an All-Risk Insurance policy.

24.3.	The Buyer will not take over any insurance policy in relation to the Property Sold.

25.	Failure

25.1.
If the bailiff's writ shows a Party to be in default, or if a Party is in serious breach of the agreement in relation to one or several of its obligations for eight (8) days after the day on which the bailiff's writ was published, including the late payment of the guarantee amount or the lack of a timely correct bank guarantee, the Party in question is in default and the other Party will have a choice (subsidiary or not) between:

a.
extending the implementation of the Agreement, in which case the Party that is in default after the aforementioned term of eight (8) days must pay a fine in the amount of ten percent (10%) of the Purchase Price for each day until the date on which they meet their obligations.

b.	dissolving the Agreement through a written statement and claiming an immediately payable fine of ten percent (10%) of the Purchase Price.

25.2.	Fines paid or payable are deducted from any damages owed plus interest and costs.

25.3.	Any sales tax payable on the fine is included in this.

26.	Previous arrangements/amendments/additions

26.1.	The Agreement shall replace all previous agreements made between the Parties regarding the purchase of the Property Sold.

26.2.	Changes and additions to the Agreement only have a legal basis between the Parties if these have been recorded in writing and legally signed by the Parties.

27.	Role of the Civil-law Notary and Houthoff Buruma as the Party adviser

27.1.	Referring to the Rules of Professional Conduct of the Royal Notarial Association (Koninklijke Notariële Beroepsorganisatie), the Parties expressly state that they agree that:

a.
Houthoff Buruma and the Notary have acted as advisers of the Vendor in the legal actions observed in this Agreement and can later act as advisers of or on behalf of the Vendor in the event of a dispute in relation to this Agreement or any legal actions included in it or related to it; and

b.	the Notary authenticates the Deed of Delivery, despite the fact that this notary is associated with Houthoff Buruma.

27.2.
The general terms and conditions upheld by Houthoff Buruma apply to the services to be provided by the Notary (and Houthoff Buruma), and these contain a limitation of liability. A copy of the general terms and conditions has been attached to the Agreement as Appendix 16.

28.	Governing law and jurisdiction

28.1.	The Agreement is governed by Dutch law.

28.2.	The Court of Amsterdam has the jurisdiction to hear first instance litigation which has arisen as a result of the Agreement. There is a dispute if a Party notifies the other Party of this.

28.3.	The General Extension of Time-Limits Act applies to the terms stated in the Agreement.

29.	Miscellaneous

29.1.	The considerations are part of the Agreement.

29.2.
The Appendices form part of the Agreement and are inextricably linked to it. A reference to the Agreement will therefore also include a reference to the Appendices. In the event of a conflict between the provisions of the Agreement and the provisions of the Appendices, the provisions of the Agreement shall prevail.

29.3.	Written notifications referred to in the Agreement also include e-mail correspondence, unless expressly stated otherwise.

29.4.	The Parties' obligations to each other as a result of the Agreement are, unless and insofar as the nature and scope of the obligations in question do not expressly provide otherwise, indivisible.

29.5.	For the purpose of the Agreement and its consequences, until the Deed of Delivery is signed, the Parties will choose their registered office as the Notary's office.

29.6.
By countersigning the Agreement, the Notary states that he will cooperate with any transfer of contracts as referred to in Article 2, take on the Notary's obligations pursuant to the Agreement and the authorizations and powers provided to the Notary.

29.7.
If a provision of the Agreement turns out to be void or voidable, this does not affect the validity of the other provisions of the Agreement, insofar as the provision in question does not relate to the calculation or payment of the Purchase Price.

29.8.	The failure by a Party to exercise its rights pursuant to the Agreement cannot be interpreted as the waiver of these rights.

29.9.
The dissolving conditions between the Vendor and the Buyer will no longer be effective when signing the Deed of Delivery. Any suspensive conditions agreed between the Vendor and the Buyer will be deemed to have been met when signing the Deed of Delivery.

29.10.	In the Deed of Delivery, the Parties will waive the right to dissolve the Agreement and the agreement set out in the Deed of Delivery.

29.11.	The most recent date on which a Party has signed this deed will apply as the date of signature of the Agreement.

29.12.	The titles of articles are only intended to improve readability. Neither of the Parties can derive any rights from the titles of articles.

29.13.
The Parties are obliged to keep (the contents of) the Agreement and all related information confidential. Violation of this duty of confidentiality by a Party shall lead to liability for all of the damages incurred by the other Party as a result of this.

- Signatures on next page -

Signature page belonging to the purchase agreement between Park 20|20 Plantronics C.V. and Plantronics B.V. in relation to the Plantronics building in Hoofddorp, signed in Hoofddorp on 12 December 2014:

/s/ C.C. Zachariasse	/s/ R. van den Broek
Park 20|20 C.V.	Park 20|20 C.V.
by: Park 20|20 Beheer B.V.	by: Park 20|20 Beheer B.V.
by: C.C. Zachariasse	by: R. van den Broek
by: authorized representative M.R. Bouwens

/s/ M. Bezemer	/s/ R.R. Frankfort
Plantronics B.V.	Plantronics B.V.
by: M. Bezemer	by: R.R. Frankfort

/s/ D. de Jong
Civil-law Notary
by: D. de Jong

/s/ C.C. Zachariasse	/s/ R. van den Broek
Park 20|20 Plantronics C.V.	Park 20|20 Plantronics C.V.
by: Park 20|20 Beheer B.V.	by: Park 20|20 Beheer B.V.
by: C.C. Zachariasse	by: R. van den Broek
by: authorized representative M.R. Bouwens